July 30, 2021

Kathy Cullen-Cote

Dear Kathy,
As you know, Teradata has implemented a hybrid/virtual workplace model and revised its travel allowance policy for executives.
As the company moves to a hybrid/virtual workplace model, it is expected that Section 16 Officers who live outside the San Diego area will not be required to work in our San Diego office and their primary work location will be their home office. As a result, you will no longer be expected to relocate to San Diego. Your home office in Massachusetts will be your primary work location and the section of your offer letter dated June 21, 2019 entitled “Relocation” is hereby deleted and no longer effective.
Additionally, the Compensation and Human Resource Committee (“Compensation Committee”) of the Teradata Board of Directors has revised the travel allowance for eligible executives. Effective June 1, 2021, because you will be traveling to Teradata’s office in San Diego from time to time, you will be eligible to receive a $6,000 gross monthly allowance, subject to applicable taxes, to cover the cost of lodging, rental car, or ride services. Airfare to/from the San Diego office will be treated as a business expense and reimbursed according to Teradata’s Travel and Expense policy. This allowance shall be treated as taxable compensation to you but shall not be considered part of your normal or expected compensation for purposes of calculating severance payments, bonuses, long-service awards, or retirement benefits or similar payments. Teradata shall have no other obligations to reimburse you for any costs related to these expenses, nor will it assume any liability for lease agreements should you wish to lease an apartment. The section of your offer letter entitled “Travel Allowance” is hereby deleted and replaced by the new travel allowance policy. This allowance may be revisited by the Compensation Committee on an annual basis.
If you have any questions as to these terms, please don’t hesitate to reach out. Please sign below to indicate your acceptance of these changes to your offer letter and return a copy to me.
Sincerely,
/s/ Traci Mazakas-Corp
Traci Mazakas-Corp
VP, Total Rewards & Workforce Enablement

Agreed and accepted:
/s/ Kathy Cullen-Cote                        8-1-21
________________________________________        _______________
Kathy Cullen-Cote                        Date